Exhibit 10.1a

                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

     This AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of November 18, 2002, by and among PSS World Medical, Inc., a Florida corporation (the "Seller"), Diagnostic Imaging, Inc., a Florida corporation (the "Company"), Imaging Acquisition Corporation, a Delaware corporation (the "Buyer"), and Platinum Equity, LLC, a Delaware limited liability company (the "Guarantor").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Seller, the Buyer and the Guarantor are parties to that certain Stock Purchase Agreement dated as of October 28, 2002 (the "Purchase Agreement") pursuant to which the Buyer has agreed to purchase from the Seller all of the outstanding shares of capital stock of the Company;

     WHEREAS, it is anticipated that certain actions that are required to be taken on or prior to the Closing Date will not be completed as of the Closing Date, and the parties desire to amend the Purchase Agreement as provided herein to make appropriate provision for the completion of such actions following the Closing Date;

     WHEREAS, it is desirable for the Company to be a party to this Amendment so that it may have certain rights and obligations as provided herein; and

     WHEREAS, the parties to the Purchase Agreement desire to make certain amendments to the Purchase Agreement as provided herein, and the parties hereto desire to enter into the agreements provided herein in connection with the consummation of the transactions contemplated by the Purchase Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

                               A G R E E M E N T:
                               - - - - - - - - -

1. Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.

2. Effectiveness of Purchase Agreement. The parties hereby acknowledge and agree that the Purchase Agreement became effective and binding on the parties upon receipt by the Seller of a fairness opinion in form and substance acceptable to the Seller as provided in Section 12.14 (Effectiveness of Agreement) of the Purchase Agreement.

3. Closing Date; Definition of Net Assets. The parties acknowledge and agree that, assuming that all of the conditions precedent set forth in Section 9 (Conditions Precedent to Performance by the Seller) and Section 10 (Conditions Precedent to Performance of the Buyer) of the Purchase Agreement are either satisfied or waived, the Closing (and transfer of title to the Shares to the Buyer) will occur in the course of the day on Monday, November 18, 2002 and that such date shall be the "Closing Date" under the Purchase Agreement. The foregoing notwithstanding, the Seller and the Buyer desire to provide that, upon the Closing, the economic benefits and burdens of owning the Company will be deemed to have been transferred to the Buyer effective as of 12:01 a.m. on the Closing Date rather than as of the close of business on the Closing Date. To that end:

     (a) the Seller represents and warrants to the Buyer that the Company did not conduct any business operations after the close of business on Friday, November 15, 2002 other than to conduct a physical inventory on November 16 and 17, 2002 for the purposes of determining the inventory of the Company;

     (b) the Seller represents and warrants to the Buyer that, prior to 11:59 p.m. on November 17, 2002, the Seller took all of the actions required to be taken by the Seller "on or prior to the Closing Date" pursuant to Section 5.8 (Certain Pre-Closing Transactions) of the Purchase Agreement;

     (c) Seller and the Buyer agree that any checks payable to the Company received after the close of business on Friday, November 15, 2002 will be delivered to the Company on Monday, November 18, 2002 and will not be recorded as received prior to such date;

     (d) clause (ii) of Section 3.11 (Tax Matters) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

     (ii) all Taxes relating to periods ending on or before 12:01 a.m. on the Closing Date owed by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are liable under Treasury Regulations ss. 1.1502-6 by virtue of having been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which the Seller is the common parent, if required to have been paid, have been paid;

; and

     (e) the definitions of "Net Assets", "Net Cash" and "Pre-Closing Tax Period" shall be deleted in their entirety and replaced as follows (and with a corresponding change in the cross references to the term "Net Assets" in Section
5.16 (Covenants to Resolve Certain Disputes) and Section 5.19 (Responsibility for Certain Insured Claims) of the Purchase Agreement to refer to the term "Net Assets as of the Closing Date"):

     "Net Assets as of the Closing Date" shall mean the amount equal to (i) the total consolidated assets of the Company other than (a) intercompany receivables, (b) income tax related assets, (c) deferred compensation assets and (d) net cash and cash equivalents minus (ii) the total consolidated liabilities of the Company other than (a) intercompany payables, (b) income tax related liabilities, (c) deferred compensation and 401(k) plan liabilities of the Company and its Subsidiaries, and


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     (d) indebtedness of the Company and its Subsidiaries (excluding any trade payables but including, without limitation, funded debt, notes payable, capital lease obligations, payment obligations under the Noncompetition Agreements and any outstanding checks that were issued by the Company prior to 11:59 p.m. on November 17, 2002 that have not cleared as of 11:59 p.m. on November 17, 2002) as of 11:59 p.m. on November 17, 2002 in each case determined in accordance with GAAP, but without giving effect to purchase accounting adjustments related to the consummation of the transactions contemplated hereby; provided, however, that in computing Net Assets as of the Closing Date (and for such purposes only) (i) any assets transferred to the Company or any Subsidiary of the Company as required by this Agreement (other than cash and cash equivalents it being understood that such cash and cash equivalents shall be excluded in computing Net Assets as of the Closing Date as provided in Clause (d) above), including without limitation
     Section 5.2, shall be deemed to have a book value of zero (0), (ii) if either or both of the matters listed in Paragraphs 1 or 2 of Schedule 5.1 have been settled prior to the Closing, (A) the accrual for "legal and professional fees" for the purposes of computing Net Assets as of the Closing Date shall be reduced only by the lesser of $175,000 or the amount paid in such settlement(s) and (B) no asset shall be recorded as the result of any such settlement, (iii) no amount shall be included with respect to cash held in the escrow account listed in Schedule 3.28. For the purposes of illustration only, an example of the application of the definition of Net Assets as of the Closing Date is attached as Schedule I hereto, calculated as of 11:59 p.m. on September 27, 2002;

     "Net Cash as of the Closing Date" shall mean net cash and cash equivalents (excluding cash held in the escrow account listed in Schedule 3.28) of the Company as of 11:59 p.m. on November 17, 2002 in accordance with GAAP (with the understanding that such amount shall be the same as the net cash and cash equivalents excluding cash held in the escrow account listed in
     Schedule 3.28) of the Company as of the close of business on November 15,
     2002);

     "Pre-Closing Tax Period" shall mean the portion of all taxable periods ending on or before the Closing Date through 12:01 a.m. on the Closing Date and the portion of any Straddle Period ending as of 12:01 a.m. on the Closing Date;

4. Definitions. The definition for the term "Transaction Documents" as defined in Section 1 (Definitions) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

     "Transaction Documents" shall mean this Agreement and the Transitional Services Agreement.

5. Section 2.3 (Purchase Price) of the Purchase Agreement. Section 2.3 (Purchase Price) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:


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     (a) The purchase price for the Shares being purchased hereunder shall be
     Forty-Five Million Dollars ($45,000,000), minus any Net Asset Reduction and any Net Cash Reduction (such amount, as so adjusted, the "Initial Cash Payment"), and subject to further adjustment in accordance with Sections 2.4(e) and 2.5(e) below (such amount, as so further adjusted, the "Purchase Price"), with the Initial Cash Payment, less the Escrow Amount (as defined below), to be paid by the Buyer to the Seller at the Closing by wire transfer of immediately available funds to such account as the Seller shall, not less than two (2) Business Days prior to the Closing Date, designate in writing to the Buyer.

     (b) After the Closing, the Buyer shall transfer, on behalf of the Company, a portion of the Initial Cash Payment equal to Five Hundred Twenty-Five Thousand Dollars ($525,000) (the "Escrow Amount") to the Fleet Lessor, to be held by the Fleet Lessor pursuant to the terms and conditions of a Cash Collateral Deposit Agreement to be entered into by the Company and the Fleet Lessor as of the date hereof (the "Cash Collateral Deposit Agreement"). If any amount of cash collateral held pursuant to the terms of the Cash Collateral Deposit Agreement is either (i) released to the Company (a "Released Amount") or (ii) applied by the Fleet Lessor to any future indebtedness, liability or obligation of the Company (an "Applied Amount"), the Buyer shall, or shall cause the Company to, pay to the Seller an amount (a "Returned Amount") equal to one-half of such Released Amount or such Applied Amount within five (5) Business Days of its release. Within five
     (5) Business Days of the termination of the Cash Collateral Deposit Agreement, the Buyer shall, or shall cause the Company to, pay to the Seller an amount equal to the Escrow Amount, plus any interest accrued on the Escrow Amount under the terms of the Cash Collateral Deposit Agreement, less any Returned Amounts previously paid to the Seller.

6. Estimated Net Assets as of the Closing Date. The statement of the Estimated Net Assets as of the Closing Date referenced in part (a) of Section 2.4 (Purchase Price Adjustment) is attached hereto as Exhibit A. The parties hereby acknowledge and agree that the Net Asset Reduction is an amount equal to $420,000, the Net Cash Reduction is an amount equal to $8,000,000 and the Initial Cash Payment is an amount equal to $36,580,000 (with the understanding that the actual cash payment to be made at Closing shall be an amount equal to $36,055,000, which amount takes into account the Escrow Amount described in
Section 5 of this Amendment).

7. Schedules. The Disclosure Schedules to the Purchase Agreement, as updated pursuant to part (f) of Section 3.12 (Real Property), Section 3.16 (Licenses and Permits) and Section 5.7 (Notice of Breach; Updating Schedules) of the Purchase Agreement, are attached hereto as Exhibit B.

8. Assignments of Real Property Leases.

     (a) The parties acknowledge that the leases for real property held by the Seller and used primarily by the Company (each an "Assigned Property") that are required to be assigned by the


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Seller to the Company prior to the Closing Date, as required by part (b) of
Section 5.3 (Consents and Approvals) of the Purchase Agreement, will not be so assigned at or prior to the Closing Date. In order to permit the Closing to occur without delay, the Buyer and the Guarantor are willing to proceed with the Closing prior to the assignment of all such Assigned Properties only on the conditions set forth in this Section 7. The Seller shall use commercially reasonable efforts to work with the Buyer to assign such Assigned Property to the Company and obtain a release from the landlord of the Seller regarding such Assigned Property as promptly as practicable after the Closing Date. The Seller shall bear all costs related to making such assignments and obtaining such releases, subject to the limitation on such costs provided for under part (a) of
Section 5.3 (Consents and Approvals) of the Purchase Agreement. Until such time as the assignment to the Company and release of the Seller regarding any Assigned Property, the provisions of part (b) of Section 5.3 (Consents and Approvals) to the Purchase Agreement shall apply, and the Buyer and the Company shall, jointly and severally, indemnify, protect, defend and hold the Seller harmless from any and all liabilities and obligations, including without limitation liability for any lease payments, arising after the Closing Date, related to or otherwise arising in connection with such Assigned Property; provided, however, that the foregoing shall not affect or limit the Seller's liability or obligation pursuant to Section 8 (Indemnification) of the Purchase Agreement.

     (b) To the extent that the Seller is named as a guarantor under any Lease (a "Guaranteed Lease"), the Buyer and the Company shall use commercially reasonable efforts to work with the Seller to obtain a release from the landlord of the Seller regarding such Guaranteed Lease as promptly as practicable after the Closing Date. The Seller shall bear all costs related to obtaining such releases, subject to the limitation on such costs provided for under part (a) of
Section 5.3 (Consents and Approvals) of the Purchase Agreement. Until such time as the Seller is released as a guarantor under any Guaranteed Lease, the Buyer and the Company shall, jointly and severally, indemnify, protect, defend and hold the Seller harmless from any and all liabilities and obligations, including without limitation liability for any lease payments, arising after the Closing Date, related to or otherwise arising in connection with such Guaranteed Lease; provided, however, that the foregoing shall not affect or limit the Seller's liability or obligation pursuant to Section 8 (Indemnification) of the Purchase Agreement.

     (c) To the extent that the Seller is named as a co-tenant under any Lease (a "Joint Lease"), the Buyer and the Company shall use commercially reasonable efforts to work with the Seller to obtain a release from the landlord of the Seller regarding such Joint Lease as promptly as practicable after the Closing Date. The Seller shall bear all costs related to obtaining such releases, subject to the limitation on such costs provided for under part (a) of Section
5.3 (Consents and Approvals) of the Purchase Agreement. Until such time as the Seller is released as a co-tenant under any Joint Lease, the Buyer and the Company shall, jointly and severally, indemnify, protect, defend and hold the Seller harmless from any and all liabilities and obligations, including without limitation liability for any lease payments, related to or otherwise arising in connection with such Joint Lease; provided, however, that the foregoing shall not affect or limit the Seller's liability or obligation pursuant to Section 8 (Indemnification) of the Purchase Agreement.


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9. Use of Commercially Reasonable Efforts.

     (a) The Buyer hereby waives the requirement that the Seller use commercially reasonable efforts prior to the Closing to perform and/or obtain the following: (i) the assignment of the assets, as required under part (a) of
Section 5.2 (Company Intellectual Property and Other Assets Necessary to the Business of the Company or a Subsidiary but Owned, Licensed or Leased by the Seller) of the Purchase Agreement; (ii) the Consents required to be obtained by the Seller pursuant to part (a) of Section 5.3 (Consents and Approvals) of the Purchase Agreement; and (iii) the assignment of the Seller's rights under certain agreements, as required by part (b) of Section 5.3 (Consents and Approvals) of the Purchase Agreement.

     (b) Notwithstanding the foregoing, (i) the Seller hereby assigns, transfers and delivers to the Company, all of its right title and interest in and to the assets set forth on Schedule 5.2(a) to the Purchase Agreement, free and clear of all Liens, with specific identification of such assets to be provided by the Seller to the Buyer, and agreed to by the Buyer, within 60 days following the Closing Date, (ii) following the Closing, the Seller shall (A) use commercially reasonable efforts to assist the Buyer and the Company in obtaining all necessary Consents pursuant to part (a) of Section 5.3 (Consents and Approvals) of the Purchase Agreement (subject to the limitation on costs related to obtaining such Consents provided for under part (a) of Section 5.3 (Consents and Approvals) of the Purchase Agreement), and (B) within 60 days, assign to the Company all of the Seller's rights under those Assigned Contracts that relate to leases of personal property; provided that, to the extent the Seller is unable to assign such Assigned Contracts within such time period, the provisions of part (b) of Section 5.3 (Consents and Approvals) to the Purchase Agreement shall still apply.

10. Section 5.2 (Company Intellectual Property and Other Assets Necessary to the Business of the Company or a Subsidiary but Owned, Licensed or Leased by the Seller) of the Purchase Agreement. The last sentence in part (b) of Section 5.2 (Company Intellectual Property and Other Assets Necessary to the Business of the Company or a Subsidiary but Owned, Licensed or Leased by the Seller) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

     To the extent such assignment or such equivalent rights have not been obtained prior to the 75th day following the Closing Date, the Seller shall pay to the Company the amount set forth opposite such lease or license on
     Schedule 5.2(b) and the Seller's obligation to make the benefits thereof available to the Company shall terminate.

11. Section 5.13 (Noncompetition and Employment Agreements) of the Purchase Agreement. The last sentence of Section 5.13 (Noncompetition and Employment Agreements) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

     At or prior to the Closing and effective as of the Closing Date, the Seller shall assign its rights under the employment agreements listed on Schedule 5.13(a) (the "Employment Agreements") to the Buyer; provided that, notwithstanding the foregoing, the Seller shall be responsible for, and indemnify and hold the Buyer


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     harmless from, any and all obligations pursuant to the employment agreements listed on Schedule 5.13(b) other than the obligation to pay compensation and benefits provided pursuant to paragraph 5 of each such agreement.

12. Access to Books and Records of the Company. The following shall be added to the Purchase Agreement as a new Section 6.9, entitled "Access to Company Books and Records":

     In connection with the action entitled In Re PSS World Medical, Inc. Securities Litigation, Case No. 3:01-CV-795-J-16-TEM, currently pending in the United States District Court for the Middle District of Florida, Jacksonville Division (the "Litigation"), Seller has received Plaintiffs' First Request for Production of Documents Addressed to All Defendants, dated August 14, 2002 (the "Document Request"), a copy of which has been provided to the Buyer, which calls for the production of a broad range of documents maintained by the Seller and the Company at any of their headquarters, branches or other locations, including storage facilities and including, but not limited to, all documents (whether maintained in paper form or electronically, including all back-up tapes) referring or relating to the period July 1, 1999 through March 31, 2001 (the "Inquiry Period"), concerning the proposed merger between the Seller and Fisher Scientific International, Inc., all financial statements prepared by the Seller (including work papers), financial projections and business plans, all accounting journals and registers (including the general ledger), all customer records, all accounting controls and policies, sales and revenue goals, discounts, rebates and refunds, purchase orders, invoices, bills of lading and payment records, product installations, inventory, returns (including credit memoranda), revenue recognition, any actual or potential restatement, corporate policy manuals, communications with auditors, the Seller's bonus program and emails. From and after the Closing Date and until the Litigation is finally concluded, except as provided in the final sentence of this Section 6.9, the Company shall maintain its books and records relevant to the Inquiry Period in the ordinary course of business and shall provide the Seller with reasonable access, upon prior written notice, during normal business hours, to such books and records and permit the Seller to make copies of such books and records, at the Seller's cost and expense; provided that the Seller shall take such action as is deemed necessary in the reasonable judgment of the Buyer to schedule such access in a manner as to avoid disrupting the normal business of the Company. The Seller shall use its best efforts to obtain copies of all books and records of the Company necessary to respond to the Document Request or that may be necessary or useful in connection with the Litigation so as to limit the impact on the Company of assisting in the Seller's compliance with the Document Request. In the event that the Buyer determines prior to the final conclusion of the Litigation that it will not maintain any of the books and records of the Company that may relate to the Litigation, the Buyer shall return all such books and records to the custody of the Seller and the Seller shall maintain such books and records until the Litigation is finally concluded and shall use them purely for the purposes of the Litigation.


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13. American Express Cards. The parties acknowledge that the American Express purchasing and corporate cards that are used by the employees of the Company and its Subsidiaries (the "AMEX Cards") will not be replaced by new purchasing and/or corporate cards as of the Closing Date. In order to permit the Closing to occur without delay, the parties are willing to proceed with the Closing prior to the termination and replacement of the AMEX Cards. For a period of not longer than 60 days following the Closing Date, the employees of the Company and its Subsidiaries shall have the right to continue to use (and the Seller will take no action inconsistent with such right) the AMEX Cards. The Buyer, the Company and the Guarantor shall indemnify, protect, defend and hold the Seller harmless from any and all liabilities and obligations related to or otherwise arising in connection with any charges made on the AMEX Cards following the Closing Date. The Buyer, the Company and/or the Guarantor shall reimburse the Seller within 5 Business Days after receipt of an invoice from the Seller setting forth amounts due to the Seller pursuant to this Section 11.

14. Transitional Services Agreement. Exhibit A (Transitional Services Agreement) to the Purchase Agreement shall be deleted in its entirety and replaced with Exhibit C to this Amendment.

15. Miscellaneous.

     (a) Internal References. All references in the Purchase Agreement to "this Agreement," "herein" and "hereunder" and all similar references shall be deemed to refer to the Purchase Agreement as amended by this Amendment.

     (b) No Other Effect. This Amendment is entered into as permitted by Section
12.6 (Amendments; Waivers) of the Purchase Agreement. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect.

         [The remainder of this page has been intentionally left blank.]


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            [Signature page to Amendment to Stock Purchase Agreement]


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                        PSS WORLD MEDICAL, INC.

                                        By: /s/ David M. Bronson
                                            ------------------------------
                                            Name:  David M. Bronson
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                        DIAGNOSTIC IMAGING, INC.

                                        By: /s/ Joseph W. Pepper
                                            -------------------------------
                                            Name:  Joseph W. Pepper
                                            Title: President


                                        IMAGING ACQUISITION CORPORATION

                                        By: /s/ Jacob Kotzubei
                                            ------------------------------
                                            Name:  Jacob Kotzubei
                                            Title: Vice President


                                        PLATINUM EQUITY, LLC

                                        By: /s/ Jacob Kotzubei
                                            ------------------------------
                                            Name:  Jacob Kotzubei
                                            Title: Senior Vice President